Exhibit (a)(1)(PPP)

Royalty Pharma's Increased Offer of $13.00 up to
$15.50 (including CVR) per Elan Share

Vote Against Each of Elan's Four Proposals

                                                                    10 June 2013
00

Summary of Royalty Pharma Offer

[] $13.00 in cash per share PLUS a contingent value right (CVR)(1) worth between zero and up to $2.50 per share

[] CVR pays:

[] $1.00 for FDA approval of SPMS indication by December 31, 2017(2) [] $0.75 for $2.6bn in annual Tysabri sales by December 31, 2015(3) [] $0.75 for $3.1bn in annual Tysabri sales by December 31, 2017(4)

[] Royalty Pharma offer values each Elan share at up to $15.50 (5)

[] Consideration is not conditional on due diligence

[] Acceptance Threshold at 50% plus one share(6)

[] Offer expires June 24

[] Holders of Elan American Depository Shares held in street name may only vote their proxies through BroadRidge up to 11:59 pm New York time on Wednesday, June
12

To receive Royalty Pharma's offer, vote AGAINST EACH of Elan's proposed transactions and tender your shares to Royalty Pharma

(1) Full terms of CVR are included in the Further Revised Offer Document posted on 10 June 2013 and available at www.royaltypharma.com. Note particular Risk
Factors set out therein.
(2) $1.00 per CVR upon receipt of approval by the FDA, on or prior to December
31, 2017, of the addition of the following language, or substantively identical language, to the "Indications and Usage" section of the Tysabri "Prescribing
Information" (otherwise known as the "label"): to slow or delay "the accumulation of disability not related to relapses in subjects with secondary progressive multiple sclerosis (SPMS)".
(3) $0.75 per CVR upon achievement of worldwide Net Sales of Tysabri in any four full consecutive Calendar Quarters commencing after the date of the CVR
Agreement and ending on or before December 31, 2015, as reported in the Biogen
Reports, greater than or equal to $2.6bn.
(4) $0.75 per CVR upon achievement of worldwide Net Sales of Tysabri in any four full consecutive Calendar Quarters commencing after the date of the CVR
Agreement and ending on or before December 31, 2017, as reported in the Biogen
Reports, greater than or equal to $3.1bn.
(5) Assuming maximum amount payable under CVRs.
(6) Royalty Pharma will waive down the Acceptance Threshold to 50% plus one share if all other conditions to the Further Increased Offer are satisfied, fulfilled or, to the extent permitted, waived.
                                                                               1

Royalty Pharma's Offer is Compelling

[] Offering a compelling value of up to $15.50 per share if three CVR Payment
Events occur

[] $13.00 in cash per share immediately and continued participation in Tysabri via CVR

[] Attractive offer premium of 56% to 97% (including CVR) to the Undisturbed
Elan Enterprise Value(1) and 26% to 50% (including CVR) to the Undisturbed Elan
Share Price(2)

[] Increase of up to $4.50 (including CVR) over Royalty Pharma's initial proposal of $11.00 per share(3), equating to up to a 75% premium over the initial proposal's enterprise value

[] Offer compares to median analyst price target of $10.05 (4) prior to Royalty
Pharma's initial proposal

[] Accepting shareholders could receive their consideration by early July

Compelling immediate value with continued participation, avoiding any future value destruction*

* Denotes a Royalty Pharma opinion
(1) Undisturbed Elan Enterprise Value of $3.165bn as set out in Appendix VII of
Further Revised Offer Document. (2) Undisturbed Elan Stock Price of $10.35 as
set out in Appendix VII of Further Revised Offer Document.
(3) Proposal announced on 25 February 2013.
(4) Median of published analyst price targets for Elan prior to Rule 2.4 announcement on 25 Feb 2013. Analysts included in $10.05 median price target figure were AlphaValue, Berenberg Bank, Davy, Deutsche Bank, Exane BNP Paribas,
Jefferies, Leerink Swann, Morgan Stanley, Spin-Off Research, Standard & Poor's,
RBC Capital Markets and UBS.
                                                                               2

To Have Royalty Pharma's Offer as an Option, Elan Shareholders MUST Vote Down
All FOUR Resolutions(1,2)

                               [GRAPHIC OMITTED]

ISS and Glass Lewis -- two leading independent proxy advisory firms --
recommended voting AGAINST ALL of Elan's proposals(3)

        EACH ELAN SHAREHOLDER'S VOTE MAKES A DIFFERENCE Deadline for voting
               ADSs held in street name is Wednesday, June 12(4)

(1) Royalty Pharma had requested permission from the Irish Takeover Panel to the effect that it would not be obliged to lapse (withdraw) the Offer in the event that the ELND005 Transaction and / or the Share Repurchase Program were approved at the Elan EGM. On 6 June 2013, the Irish Takeover Panel ruled that
Royalty Pharma will be required to lapse the Further Increased Offer in the event that either the ELND005 Transaction and / or the Share Repurchase Program
are approved at the Elan EGM.
(2) Royalty Pharma is considering its response to the ruling of the Irish
Takeover Panel referred to in the previous footnote.
(3) Stated by ISS in "Agenda & Recommendations" section of its report on Elan with a publication date of 3 June 2013 and by Glass Lewis in its "Conclusion"
section of its report on Elan with a publication date of 6 June 2013.
(4) Holders of Elan American Depository Shares held in street name may only vote their proxies through BroadRidge up to 11:59 PM New York time on
Wednesday, June 12.
                                                                               3

Proxy Advisory Services Advise Voting AGAINST EACH Proposed Resolution

Conclusion

After review, we are not convinced that the board has sufficiently outlined the value proposition of each of the Proposed Transactions. In fact, rather than providing any financial justification for the Proposed Transactions, the
Company appears to us to spend the bulk of its filings criticizing the Royalty
Pharma Offer. It's worth noting that the Royalty Pharma Offer is contingent upon all of the Proposed Transactions being rejected at the EGM. Having said this, we believe that the Proposed Transactions, as presented by the board and management, leave much to be desired. In our opinion, shareholders have been left without ample evidence to be able to conclude that the proposals represent the greatest value for the Company at this time.

.... Accordingly, we recommend that shareholders vote AGAINST Proposals 1 to 4.

Key Takeaways

Elan is currently in an offer period following an offer from Royalty Pharma for up to US$12.50 per share. The proposals at this meeting are not on whether to decide on the offer, rather, Elan is seeking approval for a number of M & A transactions that some shareholders may consider are a reaction to the Royalty
Pharma offer.

As the proposed transactions are unlikely to be value accretive to shareholders, and their approval might well curtail other strategic options which could bring higher value with materially less execution risk, shareholders should vote AGAINST all the items in the agenda.

Note: Glass Lewis report on Elan published on 6 June 2013 and ISS report on
Elan published on 3 June 2013. Since the publication of these reports, Royalty
Pharma has raised its offer.
                                                                               4

Royalty Pharma View of Tysabri Value

[] Elan recently sold ~50% of Tysabri for $3.25 billion* -- Royalty Pharma's current offer values the remaining ~50% of Tysabri at $4.9bn-$6.2bn (1)

[] Elan's valuation of Tysabri is misleading* -- Elan's $15.50 headline value becomes $10.04 (2) when corrected* for:

1. Full analyst consensus to 2024 -- Elan used a subset and then applied an unrealistic post-2016  growth rate*

2. Ongoing operating expenses -- how can a company not have operating expenses?*

3. Lower cash to reflect all of the recent waste, and taxes coming due earlier*

4. More realistic post-patent  expiry discount rate to reflect increased risk in the outer years*

[] In order for Tysabri to be worth more, it would need to:

[] Deliver SPMS approval and / or

[] Have sales in excess of consensus

[] CVR delivers value in both of the above scenarios

[] Majority of equity research analysts believe Royalty Pharma's offer is above
Elan's intrinsic value(3)

       In light of the above, $13.00 in cash today plus CVR is compelling

* Denotes a Royalty Pharma opinion
Note: See Further Revised Offer Document for full details of the CVR
(1) Assumes that Tysabri Transaction ascribed a valuation of $3.25 billion to
Elan's retained royalty participation, and that minimal net value is ascribed to Elan's assets and liabilities other than the Tysabri Royalty and its net cash position, as set out in Royalty Pharma's previous announcements.
Calculation of Tysabri valuation implied by Royalty Pharma's current offer is detailed in Appendix IV of RP Management's Rule 2.5 Announcement of 7 June
2013.
(2) See slide 10 (a (4)% perpetuity growth rate on Tysabri revenue after 2024 assumed)
(3) Based on observation that 5 out of 9 brokers with published price targets on Bloomberg on 9 June 2013 have set these targets below $13.00, with two additional brokers publishing intrinsic valuation below $13.00 per share in recent reports. See sources and bases for more detailed information.
                                                                               5

Elan's Transactions: ADS Votes are Due WEDNESDAY[1]
Here's Why You Should Vote AGAINST*

1 Theravance	■ Analysts suggest that Elan would be overpaying by approximately $300-500m if this is approved[2] ■ In its haste, Elan acted without critical information (i.e., unredacted GSK-Theravance contract) needed to assess the value of the Theravance royalties – could lead to much lower value than investors think* ■ Elan's subset of royalties are at real risk of being cannibalized by other Theravance products that did not get included in the deal* ■ With no "fiduciary out", Elan board compromised shareholders' pptions and is not acting objectively*
2 AOP Orphan	■ Unjustifiable valuation*: Elan is pricing AOP at 17x EBITDA and 4.5x current revenue, extremely high multiples for what is essentially a drug distribution business in inconsequential markets* ■ Tired products*: AOP's two biggest products – which together account for 93% of its sales – are both losing exclusivity in 2014 ■ Uninteresting – and yet expensive – pipeline*: Lead pipeline products such as peg interferon are not novel, not competitive, and will likely require tens of millions to bring to market*, and AOP only has Eastern European rights ■ Shareholders may be on the hook for milestones, even if products do not succeed commercially, given another poorly negotiated contract*
3 Speranza	■ This is a disguised write-off vehicle for ELND005*, a failed drug that Elan has inexplicably been pushing forward*, spending $143m on it through 2012 ■ Spinning this off with a $70m commitment essentially locks in a $70m loss in a related party transaction* ■ Elan has only kept 18% of the equity for $70m while a former employee gets 62% for only $20m
4 Share Buyback	■ At c.3% of current Elan market capitalization, a $200m share repurchase is inconsequential ■ As Glass-Lewis report says, the proposed share repurchase "lacks financial justification"* ■ Solely proposed to fend off Royalty Pharma*

* Denotes a Royalty Pharma opinion

[1] Holders of Elan American Depository Receipts held in street name may only vote their proxies through BroadRidge up to 11:59 pm New York time on Wednesday, June 12

[2] Refer to sources and bases for more information

6

Appendix

                               [GRAPHIC OMITTED]
                                                                               7

Royalty Pharma Questions the Assumptions Made by Elan in its Attempt to Value
the Company*

                               [GRAPHIC OMITTED]

1. March 31 cash of $3.65 per share is misleading* - Elan today has cash of
~$3.45[] per share after break-up fees and expenses

2. Elan assumes no operating expenses to calculate the $15.50 per share -- how can a company have no operating expenses?

 * In the footnotes Elan acknowledges: "every $25m of operating expense would have a ~$0.55/share impact, and $75m would have a $1.70 impact (reduction) on the value of Tysabri".

3. Elan's assumption of 1% tax through 2020 and 12.5% after 2020 seems aggressive*; NOLs are used up by 2017*(2)

4. WACC of 7.5% after the 2020 key antibody patent expires appears aggressive*;
in its 10-K, Biogen ignores patents after 2020 (probably because 2023 "six-month dosing" patent does not cover Tysabri, and 2024 "solution" patent is of little value in protecting against biosimilars*)

* Denotes a Royalty Pharma opinion

(1) See Further Revised Offer Document for details of Royalty Pharma's net cash calculation. Based on 518m shares outstanding (as used in Elan's 3 June 2013 slides).

(2) Disclosed by Elan on conference call on 6 February 2013 that company has
"over $1.5bn in available tax deductions"; this document assumes $1.5bn of
NOLs
                                                                               8

[GRAPHIC OMITTED]

Implies Tysabri Royalty is worth $4.35bn ($8.40 per share) and Elan is worth
$11.85 per share, with the corrected* assumptions:

* Pay-back (IRR = 0%) is only reached in 2024 (11 years); IRR's of 4.8% by
2030, 6.4% by 2040, and 6.7% by 2050

* Denotes a Royalty Pharma opinion
Note: Analysis, with a valuation date of June 2013, assumes a (4)% perpetuity growth rate on Tysabri revenue after 2024 unless stated
(1) See Further Revised Offer Document for details of Royalty Pharma's net cash calculation. Based on 518m shares outstanding (as used in Elan's 3 June 2013 slides). (2) Disclosed by Elan on conference call on 6 February 2013 that company has "over $1.5bn in available tax deductions"; this document assumes
$1.5b n of NOLs.
[] Elan used a WACC of 7.5% in its analysis set out in document published on 3
June 2013.
                                                                               9

                               [GRAPHIC OMITTED]

Implies Tysabri Royalty is worth $3.4bn ($6.59 per share) and Elan is $10.04 per share, with the corrected* assumptions:

* Pay-back (IRR = 0%) is only reached in 2027 (15 years); IRR's of 1.9% by
2030, 3.5% by 2040, and 3.8% by 2050

* Denotes a Royalty Pharma opinion
Note: Analysis, with a valuation date of June 2013, assumes a (4)% perpetuity growth rate on Tysabri revenue after 2024 unless stated
(1) See Further Revised Offer Document for details of Royalty Pharma's net cash calculation. Based on 518m shares outstanding (as used in Elan's 3 June 2013 slides). (2) Disclosed by Elan on conference call on 6 February 2013 that company has "over $1.5bn in available tax deductions"; this document assumes
$1.5b n of NOLs [] Elan used a WACC of 7.5% in its analysis set out in document published on 3 June 2013.
                                                                              10

Several High Efficacy Agents Should Be Approved This Decade*
Ocrelizumab Looks to be the Most Competitive with Tysabri*

                               [GRAPHIC OMITTED]

[] Biosimilars / Generics also important competitors: several companies have disclosed Tysabri biosimilar programs including Lonza / Teva; generic Copaxone is expected in the next few years, and generic Gilenya is expected by 2020

*Denotes a Royalty Pharma opinion
(1) Tysabri prescribing information:
http://www.tysabri.com/pdfs/I61061-13_PI.pdf (2) Kappos et al, Lancet 2011; 600 mg dose (3) Coles et al, Lancet 2012; Cohen et al, Lancet 2012 (4) Gold et al,
Lancet 2013; 150 mg dose (5) Current study is in SPMS; RRMS studies likely to start soon (6) Selmaj et al, ECTRIMS 2011; 2 mg dose
(6) 210 patients in phase II portion and 900 patients in phase 3 portion;
additional phase III expected as well
                                                                              11

                               [GRAPHIC OMITTED]

                                                                              12

Why can Royalty Pharma Offer Elan Shareholders a Higher Price per Share than
Other Buyers?

[] Royalty Pharma has 18 years experience acquiring royalties on pharmaceutical products

[] Our investors (including leading university endowments, research institutions, pension funds, family offices and high net worth individuals) are patient, long-term investors who are willing to wait a long time to recover their investment and realize a return

[] Long term horizon allows our investors to receive an appropriate return without counting on outperformance of the asset

[] Unlike corporate buyers, our core business model is to buy passive royalties without operating control

[] Structured to patiently collect cash flow over extended periods of time and to achieve a payback and return in more than 10 years, when the risk is highest
(competition, patents, etc. )

[] Efficient operating structure (minimal operating expenses)

[] No entity-level taxes (as opposed to Elan's 12.5% or up to 25% on passive income assets such as royalties)

[] A single long-term investment vehicle, not a fund with a finite life

[] Ability to invest for the long-term, without pressure of exits

[] Highly diversified portfolio of 37 pharmaceutical royalties with current
EBITDA of over $1.3bn allows for:

[] Ability to take concentrated risk of acquiring Elan for up to $8.0+
billion(1)

[] Access to low cost debt capital at attractive rates

[] Royalty Pharma has followed the MS space for many years

[] In 2012, Royalty Pharma acquired an interest in Tecfidera (BG-12)

[] Discussions with Elan for years

[] Royalty Pharma's success has been based on financial discipline

[] We have walked away from many deals we could not justify financially

[] Tecfidera's initial success already provides us an attractive participation in the MS space and effectively mitigates Tysabri's long term risks

In its further increased offer Royalty Pharma is sharing these attributes with
Elan shareholders

(1) Further Increased Offer Enterprise Value (including maximum aggregate value of CVRs) as set out in Appendix VII of Further Revised Offer Document of 10
June 2013.
                                                                              13

Sources and Bases

Please refer to Royalty Pharma's Further Revised Offer Document of 10 June 2013
for full details of Royalty Pharma's Further Increased Offer. Further details behind certain analysis contained herein can be found in Royalty Pharma's Proxy
Solicitation Statement dated 7 June 2013. Defined terms in this document have the meaning given thereto in Royalty Pharma's Further Revised Offer Document unless otherwise noted.

Slides

Slide 2: Equity research analyst price targets as published in Bloomberg on 22
February 2013 by AlphaValue, Berenberg Bank, Davy, Deutsche Bank, Exane BNP
Paribas, Jefferies, Leerink Swann, Morgan Stanley, Spin-Off Research, Standard &
Poor's, RBC Capital Markets and UBS. Royalty Pharma's Rule 2.4 announcement of 6 March 2013.

Slide 3: ISS report on Elan published 3 June 2013 and Glass Lewis report on
Elan published 6 June 2013.

Slide 4: ISS report on Elan published 3 June 2013 and Glass Lewis report on
Elan published 6 June 2013.

Slide 5: Equity research analysts with price targets published in Bloomberg on
9 June 2013 below $13.00 are AlphaValue, Credit Suisse, Deutsche Bank, Exane
BNP Paribas and Spin-Off Research. In addition, Morningstar published a report on 20 May 2013 with a $9.00 per share fair value for Elan, and Leerink Swann published a report on 21 May 2013 with a $11.25 per share valuation of Elan.
Equity research analysts with price targets published in Bloomberg on 9 June
2013 at or above $13.00 are Berenberg Bank, Jefferies, RBC and S & P Capital IQ.
                                                                              14

Sources and Bases (cont'd)

Slide 6: Details of Elan transactions set out in Elan EGM Circular published on
27 May 2013.

Theravance overpayment based on research commentary from Deutsche Bank (13 May
2013), Credit Suisse (23 May 2013) and Evaluate Pharma (13 May 2013). Royalty
Pharma Opinion that "Elan acted without critical information" based on statement by Theravance CEO on 13 May 2013 that Elan "performed their due diligence on strictly publicly available information on the programs, and their own internal outlook as to the future of the respiratory markets" -- source:
Theravance Business Update call transcript, 13 May 2013. Risk of cannibalization of Elan royalties sourced from Morgan Stanley equity research report, April 19 2013.

AOP multiples calculated from disclosure in Elan EGM Circular. Royalty Pharma opinion on AOP products being "tired" based on, inter alia, (i) the flat recent sales trajectory of Thromboreductin, (ii) the US IP for Thromboreductin is
already expired, (iii) AOP's exclusivity for Thromboreductin expires in 2014,
(iv) Remodulin data exclusivity expires in 2014, (v) a majority of AOP's revenue comes from Central and Eastern European countries, and (iv) Remodulin is subject to a distribution agreement as per Evaluate Pharma. Sources are:
Elan EGM Circular; Standpoint Research, United Therapeutics, 19 May 2012;
Evaluate Pharma, 2013; IMS Health, 2013. Royalty Pharma opinion on AOP lead pipeline products is based on active ingredient, current phase of development of pipeline products as per AOP Orphan website, and clinical trial data published to-date. Details of clinical trial program for Peg-Interferon as per
www.clinicaltrials.gov. $143m is the cumulative R & D expense of Elan over
2010-12 on "Aggregation inhibitor (ELND005, with Transition)", as set out in
Elan's 20-F filing for the 2012 financial year. $70m Speranza commitment is the amount that Elan will commit to the new Speranza entity upfront (as disclosed in Elan's 20 May 2013 press release).

Statement that a share buyback is inconsequential based on estimated 3% impact on total shares outstanding calculated on the basis of $200 million share repurchase and Elan share price of $13.18 as of 7 June 2013 (as per Factset), and total shares outstanding of 511,139,330. Glass Lewis quote from its report on Elan with a publication date of 6 June 2013.

Slide 8-10: Slides refer to Elan's analysis set out in document published on 3
June 2013. Impact on Elan per share value of changing assumptions is based on
Royalty Pharma's DCF analyses. Fully diluted share capital of Elan of 518m used in this analysis (as used by Elan in its document published 3 June 2013).
Royalty Pharma's net cash calculation as set out in the Further Revised Offer
Document. Royalty Pharma's DCF calculations use an end-point convention and a valuation date of June 2013. Please refer to Royalty Pharma's presentation dated 31 May 2013 for details of the Full Street Consensus.

Slide 9: First chart is sourced from page 8 of Elan's document published on 3
June 2013. In the second chart, the bars are as set out by Elan in document published on 3 June 2013. Other information inserted by Royalty Pharma.

Slide 9-10: Royalty Pharma analysis based on Elan's forecasts as set out in
Elan's document published on 3 June 2013. DCF calculations at (2)% and (4)%
perpetuity growth rates carried out by Royalty Pharma based on assumptions set out on the pages.

Slide 11: www.Clinicaltrials.gov; Company press releases. Evaluate Pharma.

Slide 12: Prepared in conjunction with Matheson, Irish legal and tax advisers to Royalty Pharma. Elan Pharma International Limited, financial statement for year ended 31 December 2011. Letter from Elan 'Further Reasons to Reject the
Wholly Inadequate Royalty Pharma Offer' (3 June 2011), page 42, paragraph
1.8(1).
                                                                              15

FURTHER INFORMATION
The distribution of this presentation in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions. Accordingly, copies of this presentation are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this presentation (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than
Ireland, the United Kingdom and the United States who are not resident in
Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.
Additional Notice to US Investors
This presentation is not a substitute for the Further Revised Offer Document and the Further Revised Acceptance Documents that Royalty Pharma filed with the
Securities and Exchange Commission ("SEC") on Amendment No. 12 to Schedule TO
on June 10, 2013, or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Further Increased Offer. ELAN
STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY
IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FURTHER
INCREASED OFFER. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.
The Further Increased Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Further Increased Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules. Accordingly, the
Further Increased Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law. In addition, the Original Offer Document, the Revised Offer Document, the Further
Revised Offer Document and any other documents relating to the Further
Increased Offer have been or will be prepared in accordance with the Irish
Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
Elan is incorporated under the laws of Ireland. Some of the directors of Elan are resident in countries other than the United States. As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.
It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws.  In addition, US holders of Elan
Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document, the Revised
Offer Document and the Further Revised Offer Document), the federal securities laws of the United States may not be applicable.
Additional Information
Any response in relation to the Further Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Further Revised Offer Document, the Further Revised Acceptance
Documents or any other document by which the Further Increased Offer is made.
 Royalty Pharma reserves the right, with the consent of the Irish Takeover
Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.
Responsibility Statements
The directors of Royalty Pharma accept responsibility for the information contained in this presentation, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this presentation relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of
Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this presentation for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The managing member of RP Management accepts responsibility for the information contained in this presentation, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this presentation relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of
RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this presentation for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United
Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this presentation and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P.
Morgan or its affiliates, or for providing advice in relation to the Further
Increased Offer or any other matters referred to in this presentation.
BofA Merrill Lynch, together with its affiliate Merrill Lynch International
(which is authorised and regulated by the Financial Conduct Authority in the
United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this presentation and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA
Merrill Lynch or its affiliates or for providing advice in relation to the
Further Increased Offer or any other matters referred to in this presentation.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this presentation and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Further Increased Offer or any other matters referred to in this presentation.
Investec Corporate Finance Ireland Limited trading as Investec is regulated by the Central Bank of Ireland and is acting exclusively for Royalty Pharma and RP
Management in connection with the matters described in this presentation and for no one else, and is not, and will not be responsible to anyone other than
Royalty Pharma and RP Management for providing the protections afforded to clients of Investec Corporate Finance Ireland Limited or for providing advice in relation to the Further Increased Offer or any other matters referred to in this presentation.
                                                                              16

FURTHER INFORMATION (Continued) Rule 8 - Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, "interested" (directly or indirectly) in 1% or more of any class of
"relevant securities" of Elan, all "dealings" in any "relevant securities" of
Elan (including by means of an option in respect of, or a derivative referenced to, any such "relevant securities") must be publicly disclosed by not later than 3.30 pm (Irish time) on the "business day" following the date of the relevant transaction.
This requirement will continue until the date on which the Further Increased
Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an "interest" in "relevant securities" of
Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.
Under the provisions of Rule 8.1 of the Irish Takeover Rules, all "dealings" in
"relevant securities" of Elan by Elan or Royalty Pharma, or by any of their respective "associates" must also be disclosed by no later than 12 noon (Irish time) on the "business day" following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed can be found on the Irish Takeover
Panel's website at www.irishtakeoverpanel.ie.
"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel's website.
If you are in any doubt as to whether or not you are required to disclose a
"dealing" under Rule 8, please consult the Irish Takeover Panel's website at
www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number
+353 (0)1 678 9020; fax number +353 (0)1 678 9289.
No Profit Forecast / Asset Valuations
No statement in this presentation constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this presentation constitutes an asset valuation.

Forward-looking Statements
This presentation may include certain "forward looking statements" with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Further Increased Offer and Elan's future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma's belief and expectation, are forward looking statements. Words such as "believes", "anticipates",
"estimates", "expects", "intends", "aims", "potential", "will", "would",
"could", "considered", "likely", and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.
Examples of such forward looking statements include (but are not limited to)
statements about expected benefits and risks associated with the Further
Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty
Pharma following the Further Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on
Elan, the Elan Group, RP Management or Royalty Pharma following the Further
Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlyi ng such statements.
Forward looking statements only speak as of the date on which they are made, and the events discussed in this presentation may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.
Capitalized Terms
All capitalized terms in these materials shall have the same meaning as set forth in the Further Revised Offer Document unless the context otherwise requires or unless otherwise specified.
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